Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Highlands Bankshares, Inc. Registration Statements No. 333-204206, No. 333-196774, and No. 333-195355 on Form S-1, and No. 333-83618 on Form S-3 of our report dated April 2, 2018 related to the consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017. Such report is included in the Highlands Bankshares, Inc. and Subsidiary 2017 Annual Report to Stockholders, which is filed as Exhibit 13.1 to Form 10-K for the year ended December 31, 2017.

CERTIFIED PUBLIC ACCOUNTANTS

Blacksburg, Virginia
April 2, 2018